Exhibit 99.1

Investor Contact:	Richard E. Koch (203) 750-3254

Press Contact:	Thomas J. Fitzgerald (203) 750-3831

News

Olin Corporation, P.O. Box 4500, 501 Merritt 7, Norwalk, CT 06856-4500

FOR IMMEDIATE RELEASE

Olin Announces First Quarter Earnings In Line With Previous Guidance Before

Accounting Change and Restructuring Charge;

Declares $.20 Per Share Quarterly Dividend

NORWALK, CT, April 24, 2003 – Olin Corporation (NYSE: OLN) today announced a net loss in the first quarter of 2003 of $39.0 million or $0.67 per diluted share, compared with a net loss of $11.3 million or $0.26 per diluted share in the first quarter of 2002. The first quarter of 2003 includes an accounting charge after tax of $25.4 million ($0.44 per share) in connection with SFAS 143, “Accounting for Asset Retirement Obligations,” which the company adopted on January 1, 2003, and a restructuring charge after tax of $18.7 million ($0.32 per share) for the shutdown of our Indianapolis Brass mill and certain other actions. The company’s adjusted net income was $5.1 million or $0.09 per diluted share before the accounting change and restructuring charge.

Joseph D. Rupp, President and Chief Executive Officer, said, “Our first quarter results, excluding the accounting change and restructuring charge, were in line with our previous guidance of earnings being in the $0.10 per share range. Our first quarter operating results were much more favorable than they were a year ago primarily because of the continued improvements in the chlor alkali market. Winchester sales and profits were very strong in the first quarter as a result of higher commercial and military demand. Results in our Metals segment were adversely impacted by a number of factors including higher natural gas costs and continuing soft demand particularly for our specialized alloys. In the first quarter of 2003, we completed the shutdown of our Indianapolis Brass strip manufacturing facility to further reduce our costs and rationalize capacity consistent with market demand.”

In the second quarter of 2003, Olin expects net income to increase to the $0.15 per share range primarily because of continued positive momentum in the chlor alkali market. We expect demand for the Metals segment products to be flat, or possibly decline, from first quarter levels.

The following commentary compares segment operating results (including the operating results of non-consolidated affiliates) for the first quarter of 2003, excluding the 2003 restructuring charge and accounting change, to the first quarter of 2002:

CHLOR ALKALI PRODUCTS

Chlor Alkali Products’ sales for the first quarter of 2003 were $97 million, an increase of 34% from the first quarter of 2002. Chlor Alkali posted operating income of $9.0 million, compared with an operating loss of $15.1 million in the first quarter of 2002. The improved operating results were primarily due to higher ECU selling prices, which were up 35% over the prior year.

METALS

Sales for the first quarter of 2003 were $222 million compared to $160 million in the first quarter of 2002 due primarily to the inclusion of sales of $58 million from Chase Industries, which Olin acquired at the end of September 2002. Sales in the first quarter of 2003, excluding Chase, were slightly higher due to higher metal prices which are generally passed through to the customer. Strip shipment volumes were down 3% from 2002 mainly due to softer demand in the automotive segment with other market segments being flat to slightly weaker.

The Metals segment operating income of $0.3 million includes $3.0 million of Chase profits in 2003. In the first quarter of 2003, the Metals segment (excluding Chase) recorded an operating loss of $2.7 million in comparison to a profit of $2.3 million in 2002. The Metals segment (excluding Chase) had lower operating results in the first quarter of 2003 due to a number of factors including softer volume, higher natural gas costs, and cost escalations in wages, medical and workers’ compensation. Chase sales and profits for the first quarter of 2003 were lower than the comparable period last year as a result of lower demand and lower selling prices.

WINCHESTER

Sales for the first quarter of 2003 were up 14% to $71 million compared with $62 million in the first quarter of 2002. The increase in sales was primarily driven by higher military demand and higher commercial ammunition sales. The strength in commercial ammunition sales appears to be attributable to the Iraq conflict and concern over terrorism in the United States. Operating income in the first quarter of 2003 was $5.0 million, compared with $3.4 million in 2002 primarily due to the higher military and commercial sales.

DIVIDEND

Olin Corporation’s Board of Directors declared a quarterly dividend of 20 cents on each share of Olin common stock. The dividend is payable on June 10, 2003, to shareholders of record at the close of business on May 9, 2003.

CONFERENCE CALL INFORMATION

Olin will hold a conference call with securities analysts at 9:00 a.m., Eastern time, April 25, 2003. Anyone desiring to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s internet website, www.olin.com. Listeners should log on to the website at least 15 minutes before the call. The call also will be audio archived on the Olin website for future replay. A text of the prepared remarks from the conference call will be available on the website after the conclusion of the call. Archived versions of the call will be available until May 9.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, metal packages; and stainless steel and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid and bleach products.

Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “will,” “estimate,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

The risks, uncertainties and assumptions involved in our forward-looking statements include, but are not limited to, the following, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2002:

•	sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;

•	extraordinary events, such as the attacks on the World Trade Center and the Pentagon that occurred on September 11, 2001 or war with one or more countries, including Iraq;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	unforeseen effects of competition;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	higher-than-expected raw material and utility or transportation and/or logistics costs;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of production hazards;

•	unexpected additional taxes and related interest as the result of pending income tax audits; and

•	the effects of a continued depressed stock market on the asset values and declining long-term interest rates on the liabilities in our pension plan.

All of our forward-looking statements should be considered in light of these factors.

2003 – 12

Olin Corporation

Consolidated Statements of Income (a)

	Three Months
	Ended March 31,
(In millions, except per share amounts)	2003	2002
Sales	$390.2	$295.0
Operating Expenses:
Cost of Goods Sold	345.9	270.1
Selling and Administration	30.3	29.2
Research and Development	1.2	1.2
Restructuring Charge (b)	29.0	—
Earnings (Loss) of Non-consolidated Affiliates	1.5	(3.9)
Interest Expense	5.2	7.6
Interest Income	0.2	0.8
Other Income	—	1.3

Loss Before Taxes and Cumulative Effect of Accounting Change	(19.7)	(14.9)
Income Tax Benefit	(6.1)	(3.6)

Loss Before Cumulative Effect of Accounting Change	(13.6)	(11.3)
Cumulative Effect of Accounting Change, net (c)	(25.4)	—

Net Loss	$(39.0)	$(11.3)

Basic and Diluted Net Loss Per Common Share:
Loss Before Accounting Change	$(0.23)	$(0.26)
Accounting Change, net	(0.44)	—

Net Loss	$(0.67)	$(0.26)

Dividends Per Common Share	$0.20	$0.20

Average Common Shares Outstanding—Diluted	57.8	44.3

(a)	Unaudited
(b)	Reflects the restructuring charge for the shutdown of our Indianapolis Brass mill and certain other actions.
(c)	Reflects the cumulative charge for the adoption of SFAS 143, “Accounting for Asset Retirement Obligations”, which we adopted on January 1, 2003.

Olin Corporation

Consolidated Balance Sheets (a)

(In millions, except per share data)

March 31,	2003	2002
Assets:
Cash & Cash Equivalents	$70.7	$204.9
Short-Term Investments	—	25.0
Accounts Receivable, Net	212.1	169.7
Inventories, Net	268.8	198.4
Income Taxes Receivable	22.7	12.7
Other Current Assets	62.5	47.5

Total Current Assets	636.8	658.2
Property, Plant and Equipment (Less Accumulated Depreciation of $1,277.9 and $1,261.9)	519.8	459.5
Prepaid Pension Costs	106.4	63.7
Other Assets	63.6	16.6
Goodwill	79.5	42.1

Total Assets	$1,406.1	$1,240.1

Liabilities and Shareholders’ Equity:
Current Debt	$19.1	$101.5
Accounts Payable	90.6	79.6
Income Taxes Payable	1.6	0.5
Accrued Liabilities	161.1	126.8

Total Current Liabilities	272.4	308.4
Long-Term Debt	309.6	328.7
Deferred Income Taxes	—	73.9
Accrued Pension Liability	444.8	45.2
Other Liabilities	190.3	170.7

Total Liabilities	1,217.1	926.9

Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 58.0 Shares (46.8 in 2002)	58.0	46.8
Additional Paid-in Capital	447.4	257.4
Accumulated Other Comprehensive Loss	(236.5)	(11.9)
Retained Earnings (Accumulated Deficit)	(79.9)	20.9

Total Shareholders’ Equity	189.0	313.2

Total Liabilities and Shareholders’ Equity	$1,406.1	$1,240.1

(a)	Unaudited

Olin Corporation Consolidated

Statements of Cash Flows (a)

(In millions)

Three Months Ended March 31,	2003	2002
Operating Activities:
Net Loss	$(39.0)	$(11.3)
(Earnings) Loss of Non-consolidated Affiliates	(1.5)	3.9
Depreciation and Amortization	22.8	21.3
Deferred Income Taxes	(18.9)	1.8
Non-Cash Portion of Restructuring Charge	22.8	—
Qualified Pension Plan Expense (Income)	—	(2.5)
Common Stock Issued Under Employee Benefit Plans	0.7	1.4
Changes in:
Receivables	(44.0)	(29.2)
Inventories	(16.8)	24.8
Other Current Assets	(0.6)	(3.9)
Accounts Payable and Accrued Liabilities	(3.6)	(21.9)
Income Taxes Payable	(3.8)	(5.4)
Noncurrent Liabilities	27.7	(0.2)
Other Operating Activities	(2.6)	7.0

Net Operating Activities	(56.8)	(14.2)

Investing Activities:
Capital Expenditures	(8.6)	(3.4)
Proceeds From Sale of Short-Term Investments	25.0	11.0
Investments and Advances—Affiliated Companies at Equity	5.7	1.0
Disposition of Property, Plant and Equipment	0.4	—
Other Investing Activities	1.6	0.3

Net Investing Activities	24.1	8.9

Financing Activities:
Long-Term Debt:
Borrowings	—	34.7
Repayments	(0.5)	(35.2)
Issuance of Common Stock	3.9	57.0
Purchases of Olin Common Stock	—	(2.5)
Stock Options Exercised	1.0	0.1
Dividends Paid	(11.5)	(8.7)

Net Financing Activities	(7.1)	45.4

Net Increase (Decrease) in Cash and Cash Equivalents	(39.8)	40.1
Cash and Cash Equivalents, Beginning of Year	110.5	164.8

Cash and Cash Equivalents, End of Period	$70.7	$204.9

(a)	Unaudited

Olin Corporation

Segment Information (a)

(In millions)

	Three Months
	Ended March 31,
	2003	2002
Sales:
Chlor Alkali Products	$97.3	$72.4
Metals (b)	222.2	160.4
Winchester	70.7	62.2

Total Sales	$390.2	$295.0

Operating Income(Loss) before Restructuring Charge (c):
Chlor Alkali Products	$9.0	$(15.1)
Metals (b)	0.3	2.3
Winchester	5.0	3.4

Total Operating Income(Loss) before Restructuring Charge	$14.3	$(9.4)

(a)	Unaudited
(b)	Operating results for the first quarter of 2003 included the results of Chase Industries which was acquired on September 27, 2002. Sales and operating income of Chase Industries included in the first quarter of 2003 were $58.2 and $3.0, respectively.
(c)	Segment operating income includes operating results of non-consolidated affiliates and excludes the 2003 restructuring charge of $29.0 pretax.

Olin Corporation

Profit Summary (a)

(In millions, except EPS)

The following table summarizes the significant unusual items impacting the reported operating results:

	First Quarter—2003
	Operating Income/(Loss)	Pretax Income/(Loss)	Net Income/(Loss)	Diluted EPS
As Reported	($14.7)	($19.7)	($39.0)	($0.67)
Accounting Change (b)	—	—	25.4	0.44
Restructuring Charge (c)	29.0	29.0	18.7	0.32

As Adjusted	$14.3	$9.3	$5.1	$0.09

Average Diluted Shares				57.8

	First Quarter—2002
	Operating	Pretax	Net	Diluted
	Income/(Loss)	Income (Loss)	Income/(Loss)	EPS
As Reported	($9.4)	($14.9)	($11.3)	($0.26)

Average Diluted Shares				44.3

(a)	Unaudited
(b)	Reflects the cumulative charge for the adoption of SFAS 143, “Accounting for Asset Retirement Obligations”, which we adopted on January 1, 2003.
(c)	Reflects the restructuring charge for the shutdown of our Indianapolis Brass mill and certain other actions.